Filed Pursuant to Rule 424(b)(3)
File No. 333-169799

AEROFLEX INCORPORATED

SUPPLEMENT NO. 1 TO
MARKET MAKING PROSPECTUS,
DATED NOVEMBER 9, 2010

THE DATE OF THIS SUPPLEMENT IS NOVEMBER 19, 2010

On November 19, 2010, Aeroflex Incorporated filed the attached Current Report on Form 8-K.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2010

AEROFLEX INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Delaware	000-02324	11-1974412
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

35 South Service Road
P.O. Box 6022
Plainview, New York	11803
(Address of Principal Executive Offices)	(Zip Code)

(516) 694-6700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On November 18, 2010, Aeroflex Holding Corp. (the “Company”), the parent company of Aeroflex Incorporated, issued a press release announcing the pricing of the initial public offering of 17,250,000 shares of its common stock, all of which are being issued and sold by the Company, at a price of $13.50 per share.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

The following exhibit is filed with this Current Report pursuant to Item 8.01.

(d) Exhibits

Exhibit 99.1   Press Release dated November 18, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEROFLEX INCORPORATED

By:	/s/ Edward S. Wactlar
Edward S. Wactlar
Senior Vice President and
General Counsel

Date:  November 19, 2010

Aeroflex Holding Corp. Announces Pricing of Its Initial Public Offering

PLAINVIEW, New York — November 18, 2010 — Aeroflex Holding Corp. (the "Company") (NYSE: ARX) announced today the pricing of the initial public offering of 17,250,000 shares of its common stock, all of which are being issued and sold by the Company, at a price of $13.50 per share. The Company has also granted the underwriters a 30-day option to purchase up to 2,587,500 additional shares from the Company to cover over-allotments, if any.

Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are serving as bookrunners for the offering, and Barclays Capital Inc., Stifel, Nicolaus & Company, Incorporated, UBS Securities LLC, Moelis & Company LLC, Needham & Company, LLC and Oppenheimer & Co. Inc. are serving as co-managers of the offering.  The offering of these securities will be made by means of a prospectus.  When available, copies of the final prospectus relating to the offering may be obtained by contacting the prospectus departments of:

•	Goldman, Sachs & Co. at 200 West Street, New York, NY 10282, Attention: Prospectus Department, phone: 866-471-2526 or email: prospectus-ny@ny.email.gs.com;

•	Credit Suisse Securities (USA) LLC at Prospectus Department, One Madison Avenue, 1B, New York, NY 10010, Phone: (800) 221-1037;

•	J.P. Morgan Securities Inc. at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling toll-free at 1-866-803-9204; or

•
Morgan Stanley & Co. Incorporated at via telephone: (866) 718-1649; email: prospectus@morganstanley.com; or standard mail at Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, NY 10014, Attn: Prospectus Department.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contact:

Andrew Kaminsky
Aeroflex Holding Corp.
(516) 752-6401
andrew.kaminsky@aeroflex.com